EXHIBIT 2.2


                         MASTER INDEX LICENSE AGREEMENT
                           FOR UNIT INVESTMENT TRUSTS

         This MASTER INDEX LICENSE AGREEMENT, dated as of June __, 2009 (the "Effective Date"), is made by and between MSCI Inc. ("MSCI"), a Delaware corporation, with an office at 88 Pine Street, New York, New York 10005, and Van Kampen Funds Inc. ("Licensee"), a Delaware corporation, with an office at 522 Fifth Avenue, New York, New York 10036.

         WHEREAS, MSCI owns rights in and to, and engages in a variety of business activities in connection with, certain stock indexes and the proprietary data contained therein, including without limitation the indexes listed in any Schedule (as defined in Section 1(a) below) attached hereto (the indexes listed in any Schedule together with the data contained in each such index hereinafter referred to individually as an "Index," and collectively as the "Indexes");

         WHEREAS, MSCI compiles, calculates, maintains and publishes the Indexes drawing upon its judgment, experience and expertise, and from time to time may amend the Indexes;

         WHEREAS, MSCI and Licensee have entered into a Data License Agreement (the "Data License"), a copy of which is attached hereto as Exhibit B, whereby MSCI has agreed to provide Licensee (at the locations specified therein) with certain data relating to the Indexes and the other indexes referred to therein, subject to and in accordance with such Data License;

         WHEREAS, MSCI and its affiliates use in commerce, and either MSCI or an affiliate of MSCI, as applicable, owns trade name, trademark and service mark rights to the designations MSCI, ACWI, EAFE, all Index names and all other MSCI marks referred to herein (such rights are hereinafter referred to individually as a "Mark," and collectively referred to as the "Marks");

         WHEREAS, Licensee wishes to obtain a license to use the Indexes listed in each Schedule as the basis of the unit investment trusts described in such Schedule (such trusts hereinafter referred to as the "Trusts") and a right to sublicense such license to the relevant Trusts;

         WHEREAS, Licensee wishes to use and to refer to, and to have the right to sublicense to the relevant Trusts the right to use and refer to, the Indexes listed in the relevant Schedule and the relevant Marks in connection with sponsoring, offering, selling, marketing and promoting the relevant Trusts and in connection with making disclosure about such Trusts under applicable laws, rules and regulations in order to indicate that MSCI is the source of each such Index; and

         WHEREAS, Licensee wishes to obtain MSCI's authorization to use and to refer to the Indexes listed in the relevant Schedule and to use and refer to the relevant Marks in connection with the relevant Trusts pursuant to the terms and conditions herein set forth.

         NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements contained herein, the parties agree as follows:

1.       Grant of License

(a) Licensee and MSCI have entered into the Data License pursuant to which MSCI has granted Licensee a license to use certain data relating to the Indexes. The maturity of any UIT will not exceed 16 months. Notwithstanding the prohibition in the Data License with respect to offering financial instruments or products based on any MSCI index, MSCI hereby grants to Licensee, subject to the terms and conditions of this Agreement, a non transferable, non exclusive and specifically-limited license: (i) to use the Indexes as the basis, or a component, of the relevant Trust(s) as set forth in each Schedule; (ii) to use and refer to each relevant Index and Mark in connection with marketing and/or promoting the relevant Trusts to the extent necessary to indicate the source of the relevant Indexes and in connection with making such disclosure about the relevant Trust(s) as is required by the relevant regulatory authorities; and
(iii) to sublicense the rights granted in clauses (i) and (ii) of this sentence to the relevant Trusts, as set forth in Section 1(c) below. For the avoidance of doubt, this Agreement shall not grant Licensee the right to create any financial instruments or products based on the Index(es) other than the Trust(s), including, but not limited to, mutual funds or ETFs. Further, Licensee shall have no right to create or offer any futures, options or other derivative financial instruments relating to any Index or Trust without MSCI's express prior written approval. The license to use each Index and Mark as described herein is limited to use solely in connection with the relevant Trusts specified in the relevant Schedule as of the effective date specified in such Schedule. For purposes of clarity, in the event that the Data License, or any amendment thereto, does not include any Index listed on any Schedule, the license purportedly granted herein with respect to such Index shall not be effective. "Schedule" shall mean each amendment to this Agreement pursuant to which MSCI licenses to Licensee one or more specified Indexes for one or more specified Trusts, the form of which amendment is attached hereto as Exhibit A. Each Schedule shall state the relevant Index(es), a description of the Trust(s), the applicable License Fee, the effective date of such Schedule and, to the extent different from the provisions of this Agreement, any special terms or conditions particular to the relevant Trust(s). A Schedule will not be effective until signed by both parties. "Agreement" shall mean this Master Index License Agreement For Index Based Trusts, all attached Exhibits and Schedules and any amendments hereto or thereto that are in writing and signed by both parties.

(b) Promptly after the execution of each Schedule, Licensee shall make all appropriate filings with all appropriate governmental or regulatory authorities with respect to the relevant Trust(s). Licensee shall furnish, at a reasonable time in advance of the proposed filing, copies of all such filings to MSCI for its review, and all statements therein pertaining to: (i) MSCI; (ii) MSCI's affiliates; (iii) any other party involved in, or related to, making or compiling any relevant Indexes; or (iv) the description of the relevant Trust(s), which description shall be mutually agreed upon in writing by MSCI and Licensee before such filings are made. Licensee has no duty to submit any filings for MSCI's review which do not affect MSCI, its affiliates or any other third party involved in, or related to, making or compiling any Index or any updated or revised filings that do not include any changes that pertain to MSCI or any Index. Within six months after the relevant Schedule is executed by Licensee, Licensee shall offer the relevant Trust(s) unless otherwise agreed to by MSCI in writing in its sole discretion for any reason or no reason to permit a tiered roll out of the Trust(s). In the event Licensee does not offer such Trust(s) within six months after the relevant Schedule is executed by Licensee, such Schedule may be terminated (or may be amended pursuant to Section 14(b) below such that the license rights granted with respect to the relevant Indexes are terminated) by either MSCI or Licensee upon ten (10) days' prior written notice to the other party, and such termination shall be without liability on the part of either party. Further, in no event shall Licensee begin sponsoring, offering, selling, marketing or promoting any Trust prior to obtaining such approval by all necessary governmental authorities.

(c) Licensee may sublicense to a Trust the rights granted to Licensee hereunder and under the Data License with respect to such Trust and each such sublicensee shall have the same rights and obligations that Licensee has under this Agreement and under the Data License with respect to such Trust; provided that:
(i) each such sublicensee agrees in writing to comply with all of the terms and conditions of this Agreement and the Data License as if it were Licensee; (ii) Licensee and the relevant sublicensee shall be jointly and severally liable directly to MSCI for any breach of this Agreement or the Data License by the relevant sublicensee; and (iii) a breach of this Agreement or the Data License by any sublicensee will be deemed to be a breach by Licensee that may result in, among other things, termination of this Agreement and/or the Data License. Licensee shall provide MSCI thirty (30) days' prior written notice of any such sublicense. Further, Licensee may sublicense the rights granted to it hereunder to manage a Trust to a third party so long as: (v) Licensee shall provide MSCI thirty (30) days' prior written notice of any such sublicense; (w) any such third party sublicensee shall be a party to an appropriate agreement with MSCI and shall not be in breach of such agreement; (x) Licensee shall guarantee the performance of the third party sublicensee of its obligations under this Agreement; (y) such third party sublicensee shall have no right to sell, market or promote the Trust; and (z) MSCI has provided prior written approval of such third party sublicensee, which it may or may not grant in its sole discretion for any reason or no reason.

2.       Term

(a) The initial term of this Agreement shall commence on the Effective Date and shall continue for one (1) year unless earlier terminated as provided in this
Section 2 or otherwise under this Agreement. Upon the expiration of the initial one (1) year term, this Agreement shall automatically renew for successive terms of one (1) year at a time. Notwithstanding the foregoing, either party may terminate this Agreement, which termination shall be effective at the end of the then-current term of this Agreement, by written notice to the other party given at least ninety (90) days prior to the end of such then-current term.

(b) The initial term of each Schedule shall commence on the effective date specified in such Schedule and shall continue until the end of the then-current term of this Agreement. Upon expiration of the initial term of each Schedule, such Schedule shall automatically renew for successive terms of one (1) year at a time concurrent with the renewal terms of this Agreement. Notwithstanding the foregoing, either party may terminate any Schedule, which termination shall be effective at the end of the then-current term of such Schedule, by written notice to the other party given at least ninety (90) days prior to the end of such then-current term.

3.       License Fees

(a) Licensee shall pay to MSCI the license fees set forth in each Schedule with respect to the use by Licensee of the relevant Indexes as the basis for, or a component of, the relevant Trust(s) the "License Fees"). All License Fees shall be paid in US Dollars unless the parties agree otherwise in writing. The License Fees set forth in any Schedule may be adjusted by MSCI at the end of the then-current term of such Schedule upon written notice to Licensee at least sixty (60) days prior to the end of such then-current term. Licensee shall notify MSCI in writing of Licensee's acceptance or rejection of such License Fee adjustment within thirty (30) days of the date of the License Fee adjustment notice. Failure of Licensee to provide written notice of its acceptance or rejection of such License Fee adjustment within such thirty (30)-day period shall be deemed acceptance by Licensee of such License Fee adjustment. Notwithstanding Section 2 above, if Licensee does not accept such License Fee adjustment, the relevant Schedule will be terminated at the end of the then-current term applicable to subsequent series of the relevant Trust(s). Any accepted adjustment to the License Fee shall only be applicable to subsequent series of the relevant Trust(s). In addition to the License Fees, Licensee shall be responsible for and shall pay all applicable taxes, including without limitation, all national, territorial, state and local sales, personal property and ad valorem taxes and other taxes arising as a result of this Agreement, other than taxes based on MSCI's income.

(b) All License Fees shall be payable after they have accrued on a calendar quarterly basis. The first quarter shall commence upon the effective date of the relevant Schedule. If the effective date of the relevant Schedule is any day other than the first day of a calendar quarter, the License Fees for the Indexes listed in the Schedule shall be pro-rated accordingly for the first and last payment period. Within fifteen (15) days after the close of each calendar quarter, Licensee shall provide to MSCI a written report calculating the License Fees due hereunder for such quarter accompanied by a payment of the relevant License Fees. [Any License Fees or any other amounts due hereunder that are not timely paid shall accrue interest at the rate of one and one-half percent (1.5%) per month or the maximum amount permitted by law, whichever is less, which interest charges shall begin accruing on the relevant due date and shall continue to accrue until such License Fees and all other amounts due hereunder are paid in full.]

(c) Licensee shall maintain detailed and accurate records with respect to the assets of the Trusts and any of Licensee's payments to MSCI hereunder. During the term of this Agreement and for a period of three (3) years after the termination of this Agreement, Licensee, upon written request by MSCI, shall provide access to such records during normal business hours to MSCI and/or an independent accounting organization chosen and compensated by MSCI. [Licensee shall promptly pay any underreported License Fees and all other amounts due hereunder determined by such audit plus interest thereon at a rate of one and one-half percent (1.5%) per month, or the highest rate allowed by law, whichever is less, for the period of time during which such amount was owed and unpaid. If such audit reveals an underpayment in excess of five percent (5%) of the amount due hereunder, then Licensee shall also pay for the reasonable cost of such audit.] All information reviewed and obtained during any audit hereunder shall be treated as Confidential Information pursuant to Section 9(a) below.

4.       Termination

         In addition to and notwithstanding the other termination rights provided herein, the following termination provisions apply to this Agreement:

(a) In the case of a material breach by MSCI of any of the terms or conditions of any Schedule or of this Agreement with respect to a particular Trust, Licensee may terminate such Schedule with respect to the affected Trust by giving MSCI prior written notice of Licensee's intent to terminate such Trust and such termination shall be effective thirty (30) days from the date of such notice, unless MSCI corrects such breach within the thirty (30)-day notice period; provided, however, that if such breach is not capable of correction, such termination shall be effective immediately upon notice. In the event of a material breach by MSCI of any of the terms or conditions of this Agreement which is a breach of a nature which goes beyond a particular Trust and affects an entire Schedule, Licensee may terminate the affected Schedule or this Agreement (solely in the event that all of the Schedules are affected in which case such Schedules will terminate concurrently therewith) by giving MSCI prior written notice of Licensee's intent to terminate the Schedule or this Agreement and such termination will be effective thirty (30) days from the date of such notice, unless MSCI corrects such breach within the thirty (30)-day notice period; provided, however, that if such breach is not capable of correction, such termination will be effective immediately upon notice.

(b) In the case of a material breach by Licensee of any of the terms or conditions of any Schedule or of this Agreement, MSCI may, in its discretion, terminate each or any Schedule or this Agreement (in which event all of the Schedules will terminate concurrently therewith) by giving Licensee prior written notice of its intent to terminate such Schedule or this Agreement, as the case may be, and such termination shall be effective thirty (30) days from the date of such notice, unless Licensee corrects such breach within the thirty
(30)-day notice period; provided, however, that if such breach is not capable of correction, such termination shall be effective immediately upon notice.

(c) MSCI may, upon notice to the Licensee, terminate this Agreement or a Schedule effective immediately upon the termination of the Data License or any portion thereof for any reason or no reason.

(d) MSCI shall have the right, in its sole discretion, to cease compilation and publication of any of the Indexes at any time. In the event that MSCI intends to discontinue any Index, and if circumstances allow, MSCI shall give Licensee reasonable prior written notice of such discontinuance, which notice shall specify whether a replacement or substitute index will be available (the "Notice of Discontinuance"). In the event that any Index is discontinued and MSCI, in its sole discretion, does not offer a replacement or substitute index, MSCI shall have the right to terminate the relevant Schedule, or if the relevant Schedule lists more than one Index and not all of the Indexes on such Schedule are being discontinued, MSCI shall have the right to unilaterally amend such Schedule notwithstanding Section 14(b) below such that the license rights granted with respect to any discontinued Index are terminated. If MSCI offers a replacement or substitute index, Licensee shall have the option to use such replacement or substitute index, subject to and in accordance with the terms and conditions of this Agreement and any relevant Schedule; provided that, within fifteen (15) days after receiving the Notice of Discontinuance, Licensee notifies MSCI in writing of Licensee's intent to use such replacement or substitute index. If MSCI discontinues any Index but does not offer a replacement or substitute index, Licensee shall have the option to request that MSCI provide Licensee, on a confidential basis, with information necessary to enable Licensee to calculate values of such Index in the manner in which such Index is then calculated, including on a one-time basis a list of the companies in such Index, their respective shares outstanding and information as to the weighting within such Index (the "Calculation Materials"); provided that, within fifteen (15) days after receiving the Notice of Discontinuance, Licensee notifies MSCI of Licensee's desire to receive the Calculation Materials. For purposes of clarity, this Section 4(d) shall only apply with respect to a termination of or amendment to a Schedule pursuant to this Section 4(d) and shall not apply to any termination of any Schedule or this Agreement for any other reason whatsoever.

(e) In the event (i) Licensee is informed of the final adoption of any legislation or regulation (not otherwise in effect on the effective date specified in the relevant Schedule) that materially impairs Licensee's ability to issue, manage, offer, sell, market or promote any of the relevant Trusts; or
(ii) any material litigation or regulatory proceeding regarding any of the relevant Trusts is threatened or commenced, Licensee may, upon written notice to MSCI, terminate a Schedule (only if all of the Indexes listed thereon are affected) or unilaterally amend such Schedule notwithstanding Section 14(b) below (in the event all of the Indexes listed on such Schedule are not affected) such that the license rights granted with respect to the affected Index(es) are terminated.

(f) MSCI may terminate, in its discretion, the relevant Schedule (or, if all of the Indexes listed on such Schedule are not affected, unilaterally amend such Schedule notwithstanding Section 14(b) below such that the license rights granted with respect to the affected Indexes are terminated) or this Agreement (in which event all of the Schedules shall terminate concurrently therewith) upon written notice to Licensee if: (i) MSCI is informed of the final adoption of any legislation, regulation, order or rule that, in MSCI's judgment, materially impairs MSCI's ability to license and provide any Index or any Marks under this Agreement; or (ii) any material litigation or regulatory proceeding regarding any Trusts, any Index or any Mark is threatened or commenced.

(g) Either party may terminate this Agreement immediately upon written notice to the other party if the other party makes a general assignment for the benefit of creditors, or files a voluntary petition in bankruptcy or for reorganization or arrangement under the bankruptcy laws, or if a petition in bankruptcy is filed against such other party and is not dismissed within sixty (60) days after the filing, or if a receiver or trustee is appointed for all or any part of the property or assets of such other party.

(h) MSCI may terminate this Agreement immediately upon written notice to Licensee if there is a change of control of Licensee.

(i) MSCI may terminate the license with respect to a particular Index immediately upon written notice to Licensee if the Trust(s) based on such Index are not commercially offered by Licensee for a continuous period of six (6) months or more at any time during the term of this Agreement.

5.       Effect of Termination

(a) Except as may be provided under Section 5(b) below, upon termination of the license with respect to any Index and/or Schedule, Licensee shall, within sixty
(60) days of such termination, cease to use the affected Index(es) and all the relevant Marks and shall immediately cease referring to such Index(es) and Marks in connection with any subsequent series of the Trust(s) set forth in such Schedule, and within thirty (30) days of such termination, Licensee shall pay MSCI any and all outstanding License Fees and all other amounts due under such Schedule. Notwithstanding the foregoing, Licensee shall immediately cease to use the affected Index(es) and all relevant marks, cease referring to such Index(es) and Marks in connection with the Trusts set forth in such Schedule and, pay MSCI any and all outstanding License Fees and all other amounts due under such
Schedule if such termination is due to a breach of this Agreement by Licensee.

(b) In the event that Licensee exercises the option to receive the Calculation Materials in accordance with Section 4(d) above, MSCI shall be deemed to have provided Licensee a limited, non-transferable, non-exclusive and royalty-free license to use the Calculation Materials as of the date of the termination, or amendment, as the case may be, of the relevant Schedule for the purpose described in Section 4(d) above but the license to use the relevant Marks (subject to the penultimate sentence of this Section 5(b)) and the relevant Index shall immediately terminate. The license to use the Calculation Materials shall extend until the end of the then-current term of the relevant Schedule, as described in Section 2 above, after which time all rights to use the Calculation Materials shall cease. Licensee shall immediately re-name all subsequent series of the relevant Trust (the new name not to be confusingly similar to any of the Marks or other marks of MSCI or its affiliates). Licensee shall use the Calculation Materials only in compliance with, and shall not take any action with respect to the Calculation Materials inconsistent with, the terms and conditions of this Agreement. Upon such a re-naming of a subsequent series of the Trust, Licensee may make a final use of the Marks to announce the new name of the Trust, subject to Section 6 below. If MSCI terminates or amends, as the case may be, any Schedule pursuant to Section 4(d) above, Licensee's obligation to make any payment of License Fees with respect to the relevant Trusts shall terminate as of the date on which Licensee ceases to use all of the Marks in respect of the relevant Indexes and any re-named Trust pursuant to this Section 5(b); provided that Licensee shall pay to MSCI all amounts due and owing as of such date.

6.       Trust Promotion

(a) Licensee shall prominently feature the relevant Marks and logos (which shall be provided to Licensee by MSCI upon request) in all advertisements, brochures, and promotional and information material (other than price quotations for a Trust) (collectively, the "Informational Materials") relating to or referring to the relevant Trust(s). Without limiting the foregoing, Licensee shall include the following statement on the title page of all Informational Materials: "The trusts described herein are indexed to an MSCI index". Further, Licensee shall prominently feature a description of the relevant Indexes in all Informational Materials regarding the relevant Trust(s). In addition, MSCI hereby grants to Licensee a temporary, non-sublicensable, non-transferable, non-exclusive license to hyperlink to MSCI's web site, www.mscibarra.com, from any Licensee web page containing MSCI data or information. Further, Licensee hereby grants to MSCI a temporary, non-sublicensable, non-transferable, non-exclusive license to list Licensee as a licensee of MSCI data and to hyperlink to Licensee's web site. Each of these licenses may be revoked at any time by MSCI or Licensee without notice without affecting any of the other rights granted hereunder.

(b) A reasonable time period (but not less than seven (7) business days) prior to Licensee's distribution or publication of any Informational Materials, Licensee shall submit to MSCI for its preview and approval all such Informational Materials relating to or referring to MSCI or any of the Indexes, Marks, logos or Trusts for determination of compliance with the terms herein. Once any Informational Materials have been approved by MSCI, no further approval of such Informational Materials is required; provided that Licensee does not modify its use or description of MSCI or any of the Marks, logos or Indexes referred to in such Informational Materials; provided further, however, that Licensee shall provide MSCI with copies of all Informational Materials, including without limitation such Informational Materials that do not require resubmission and additional approval, at least once every twelve (12) months (or more frequently upon MSCI's prior written request) during the term of this Agreement. Licensee shall use its best efforts to protect the goodwill and reputation of MSCI, its Marks and Indexes.

(c) MSCI is not obligated to engage or cooperate in any marketing or promotional activities in connection with any Trusts or in making any representation or statement to investors or prospective investors in connection with the promotion by Licensee of any Trusts.

(d) Licensee acknowledges and agrees that MSCI, in granting the permission contained in this Agreement, does not express or imply any approval of the Trusts or of Licensee, and Licensee further agrees not to make any statement which expresses or implies that MSCI, its affiliates or any other party involved in, or related to, making or compiling any Indexes approves, endorses or consents to the issuing, managing, offering, selling, marketing or promoting by Licensee of the Trusts or that MSCI, its affiliates or any other party involved in, or related to, making or compiling any Indexes makes any judgment or expresses any opinion in respect of the Licensee or the Trusts.

(e) Licensee shall not disseminate electronically or in any other fashion, without MSCI's prior written approval, any quotations or other information relating to: (i) the Indexes (for any reason whatsoever); (ii) any Trust portfolio constituents or weights; (iii) the categorization of Trust portfolio constituents into countries, sectors, industries or industry groups; or (iv) any other information about a Trust to the extent that such information about such Trust would provide a mechanism for reproducing any Raw Index Data (as defined below). The foregoing restrictions regarding any Trust information shall not apply to the extent such Trust information is required to be disclosed to the relevant Trust's investors or prospective investors by the regulatory authority that regulates such Trust. If Licensee is requested or required by interrogatories, requests for information or documents, subpoena, or other legal process to disclose any Index or Trust information not permitted to be disseminated by this Section 6(e), Licensee shall notify MSCI thereof as soon as reasonably practical so that MSCI may seek an appropriate protective order. Licensee shall cooperate, as reasonably requested by MSCI, in obtaining an appropriate protective order. In the event that MSCI is not successful in obtaining a protective order and Licensee is, in the opinion of its counsel, required to disclose the relevant information under pain of liability for contempt of court or other censure or penalty, Licensee may disclose solely such information as determined by its counsel to be necessary in accordance with and for the limited purpose of compliance with such requirements, without liability hereunder. "Raw Index Data" shall be defined as any field, element, component, classification, code, calculation, formula, selection criteria, policy or methodology (including, without limitation, constituent countries, sectors industry groups, industries, companies and weights) of any Index.

7.       Protection Of Value Of License

(a) Licensee shall reasonably cooperate with MSCI in the maintenance of all MSCI common law and statutory rights in the Indexes, Marks and the Calculation Materials (collectively, the "MSCI Materials"), including, without limitation, copyrights, trademarks and other proprietary rights, and shall take such acts and execute such instruments as are reasonably necessary and appropriate (or as MSCI may otherwise reasonably request) to such purposes, including, without limitation, complying with Sections 6(a) and 6(b) above and Sections 10(a) and 10(b) below.

(b) Licensee shall not refer to the name of any of the Indexes in any manner which might cause confusion as to MSCI's responsibility for preparing and disseminating the Indexes or as to the identity of Licensee and its relationship to the Trusts.

8.       Proprietary Rights

(a) Licensee acknowledges, on behalf of itself and its affiliates, that the Indexes are selected, compiled, arranged and prepared, and from time to time modified, by MSCI through the application of methods and standards of judgment used and developed through the expenditure of considerable creative effort, time and money by MSCI. Licensee also acknowledges, on behalf of itself and its affiliates, that the MSCI Materials are the exclusive property of MSCI, and that MSCI has and retains all proprietary rights therein, including without limitation, all trademark and copyright rights, as well as rights against misappropriation. Licensee further acknowledges, on behalf of itself and its affiliates, that the Indexes and their compilation and composition and changes therein are in the control and discretion of MSCI. Licensee recognizes, on behalf of itself and its affiliates, the existence of the goodwill associated with the Marks and acknowledges, on behalf of itself and its affiliates, that the goodwill pertaining thereto is the exclusive property of MSCI. All use of the Marks by Licensee shall inure to the benefit of MSCI. Licensee will not, and will cause its affiliates to not, raise any objection, or assist any third party in objecting, to any claims of copyright or other proprietary right by MSCI to all or part of any of the MSCI Materials. Without limiting the foregoing, Licensee recognizes, on behalf of itself and its affiliates, the validity of the MSCI Materials, and Licensee will not, and will cause its affiliates to not, during the term of this Agreement or at any time thereafter, directly or indirectly: (i) challenge or contest, or assist any third party in challenging or contesting, the validity of MSCI's rights to, or use or registration of, the Marks, or the validity of the license granted under this Agreement; (ii) attempt to register any of the Marks (or any mark substantially similar to any of the Marks) in any jurisdiction; or (iii) challenge or contest, or assist any third party in challenging or contesting, the validity of MSCI's rights in or to the Indexes or the Calculation Materials.

(b) MSCI has and retains all rights with respect to the MSCI Materials except (and only to the extent) those expressly licensed to Licensee hereunder. Without limiting the foregoing, Licensee expressly understands and agrees, on behalf of itself and its affiliates, that no rights to use the MSCI Materials are granted hereunder other than those specifically described and expressly granted herein, and this Agreement shall not be construed to transfer to Licensee any ownership right to, or equity interest in, the MSCI Materials, or to or in any proprietary right therein, including, without limitation, any trademark or copyright right.

9.       Confidential Information

(a) Each party hereto (the "Receiving Party") shall treat as confidential and shall not disclose or transmit to any third party any confidential or proprietary information of the other party (the "Disclosing Party") to which the Receiving Party has had or will have access in connection with the subject matter of this Agreement, including, without limitation, any proprietary data contained in the Indexes, the Calculation Materials, the License Fee structure contained herein and any other terms of this Agreement ("Confidential Information"). Notwithstanding the foregoing, any information submitted to MSCI by Licensee shall be treated as Confidential Information for the purposes of this Section 9(a) only if the information is designated in writing as "Confidential" or "Proprietary" when given to MSCI. Each party agrees to maintain the confidentiality of all Confidential Information of the other party using procedures no less rigorous than those used to protect and preserve the confidentiality of its own similar confidential and/or proprietary information, but, in no event shall either party use less than a reasonable degree of care to protect and preserve the confidentiality of the other party's Confidential Information. Without limiting the foregoing, the Receiving Party shall not, directly or indirectly, transfer or disclose any Confidential Information of the Disclosing Party to any third party, except that the Receiving Party shall be permitted to disclose the Confidential Information of the Disclosing Party to those employees and independent consultants of the Receiving Party with a need to know such information for purposes of, and subject to, this Agreement. Notwithstanding anything to the contrary in this Agreement, Confidential Information shall not include information which: (i) was independently developed by the Receiving Party without use of or reference to any Confidential Information of the Disclosing Party; or (ii) becomes known by the Receiving Party from a third party and, to the Receiving Party's knowledge, is not subject to an obligation of confidentiality. Further, if the Receiving Party is requested or required to disclose any Confidential Information by interrogatories, requests for information or documents, subpoena, or other process (each, a "Legal Requirement"), the Receiving Party, as soon as reasonably practicable, shall provide the Disclosing Party with notice of such Legal Requirement so that the Disclosing Party may seek an appropriate protective order. The Receiving Party shall cooperate, as reasonably requested by the Disclosing Party, in obtaining an appropriate protective order. In the event that the Disclosing Party is not successful in obtaining a protective order and the Receiving Party is, in the opinion of its counsel, required by such Legal Requirement to disclose the Confidential Information under pain of liability for contempt of court or other censure or penalty, the Receiving Party may disclose solely such information as determined by its counsel to be necessary in accordance with and for the limited purpose of compliance with such requirements, without liability hereunder. The provisions of this Section 9(a) shall survive any termination of this Agreement.

(b) The Receiving Party shall cause each employee or third party to whom the Receiving Party discloses Confidential Information in order to perform its obligations hereunder to abide by the confidentiality provisions of this
Section 9.

10.      Licensee Disclaimer Obligations

(a) Licensee shall include all of the following disclaimers and limitations in the prospectus and any offering circular and/or contract(s) relating to any of the Trusts, and upon request shall furnish a copy (copies) thereof to MSCI:

This trust is not sponsored, endorsed, sold or promoted by MSCI inc. ("MSCI"), any of its affiliates, any of its information providers or any other third party involved in, or related to, compiling, computing or creating any MSCI index (collectively, the "MSCI parties").

The MSCI indexes are the exclusive property of MSCI. MSCI and the MSCI index names are service mark(s) of MSCI or its affiliates and have been licensed for use for certain purposes by [licensee]. None of the MSCI parties makes any representation or warranty, express or implied, to the issuer or owners of this trust or any other person or entity regarding the advisability of investing in trusts generally or in this trust particularly or the ability of any MSCI index to track corresponding stock market performance. MSCI or its affiliates are the licensors of certain trademarks, service marks and trade names and of the MSCI indexes which are determined, composed and calculated by MSCI without regard to this trust or the issuer or owners of this trust or any other person or entity. None of the MSCI parties has any obligation to take the needs of the issuer or owners of this trust or any other person or entity into consideration in determining, composing or calculating the MSCI indexes. None of the MSCI parties is responsible for or has participated in the determination of the timing of, prices at, or quantities of this trust to be issued or in the determination or calculation of the equation by or the consideration into which this trust is redeemable. Further, none of the MSCI parties has any obligation or liability to the issuer or owners of this trust or any other person or entity in connection with the administration, marketing or offering of this trust.

ALTHOUGH MSCI SHALL OBTAIN INFORMATION FOR INCLUSION IN OR FOR USE IN THE CALCULATION OF THE MSCI INDEXES FROM SOURCES THAT MSCI CONSIDERS RELIABLE, NONE OF THE MSCI PARTIES WARRANTS OR GUARANTEES THE ORIGINALITY, ACCURACY AND/OR THE COMPLETENESS OF ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN. NONE OF THE MSCI PARTIES MAKES ANY WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY THE ISSUER OF THE TRUST, OWNERS OF THE TRUST, OR ANY OTHER PERSON OR ENTITY, FROM THE USE OF ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN. NONE OF THE MSCI PARTIES SHALL HAVE ANY LIABILITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS OF OR IN CONNECTION WITH ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN. FURTHER, NONE OF THE MSCI PARTIES MAKES ANY EXPRESS OR IMPLIED WARRANTIES OF ANY KIND, AND THE MSCI PARTIES HEREBY EXPRESSLY DISCLAIM ALL WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO EACH MSCI INDEX AND ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL ANY OF THE MSCI PARTIES HAVE ANY LIABILITY FOR ANY DIRECT, INDIRECT, SPECIAL, PUNITIVE, CONSEQUENTIAL OR ANY OTHER DAMAGES (INCLUDING LOST PROFITS) EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

No purchaser, seller or holder of this security, product or trust, or any other person or entity, should use or refer to any MSCI trade name, trademark or service mark to sponsor, endorse, market or promote this security without first contacting MSCI to determine whether MSCI's permission is required. Under no circumstances may any person or entity claim any affiliation with MSCI without the prior written permission of MSCI.

(b) Licensee shall include the following disclaimers and limitations in any Informational Materials relating to the Trusts and upon request shall furnish a copy (copies) thereof to MSCI:

The trusts or securities referred to herein are not sponsored, endorsed, or promoted by MSCI, and MSCI bears no liability with respect to any such trusts or securities or any index on which such trusts or securities are based. The [Prospectus] contains a more detailed description of the limited relationship MSCI has with [Licensee] and any related trusts.

(c) The provisions of this Section 10 shall survive termination of this Agreement.

11.      Warranties; Disclaimers of Warranties

(a) Each party represents and warrants to the other that it has the authority to enter into this Agreement according to its terms.

(b) Licensee represents and warrants to MSCI that: (i) the Trusts shall not violate any applicable laws, rules or regulations, including, but not limited to, banking, commodities, investment companies and securities laws; (ii) Licensee's performance does not violate any laws, rules, regulations or agreements applicable to Licensee; and (iii) Licensee shall use and disseminate the MSCI Materials only in compliance with, and shall not take any action with respect to any of the MSCI Materials inconsistent with, the terms and conditions of this Agreement.

(c)      Licensee acknowledges and agrees that:

(i) THE TRUSTS ARE NOT SPONSORED, ENDORSED, SOLD OR PROMOTED BY MSCI, ANY OF ITS AFFILIATES, ANY OF ITS INFORMATION PROVIDERS OR ANY OTHER THIRD PARTY INVOLVED IN, OR RELATED TO, COMPILING, COMPUTING OR CREATING ANY INDEXES (COLLECTIVELY, THE "MSCI PARTIES"). THE TRUSTS HAVE NOT BEEN PASSED ON BY ANY OF THE MSCI PARTIES AS TO THEIR LEGALITY OR SUITABILITY WITH RESPECT TO ANY PERSON OR ENTITY. NONE OF THE MSCI PARTIES MAKES ANY WARRANTIES OR BEARS ANY LIABILITY WITH RESPECT TO THE TRUSTS. WITHOUT LIMITING THE FOREGOING, NONE OF THE MSCI PARTIES MAKES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, TO THE ISSUERS OR OWNERS OF THE TRUSTS, LICENSEE OR ANY OTHER PERSON OR ENTITY REGARDING THE ADVISABILITY OF INVESTING IN TRUSTS GENERALLY OR IN THE TRUSTS PARTICULARLY OR THE ABILITY OF THE INDEXES TO TRACK CORRESPONDING STOCK MARKET PERFORMANCE. MSCI OR ITS AFFILIATES ARE THE LICENSORS OF CERTAIN TRADEMARKS, SERVICE MARKS AND TRADE NAMES AND OF THE INDEXES WHICH ARE DETERMINED, COMPOSED AND CALCULATED BY MSCI WITHOUT REGARD TO THE TRUSTS, THE ISSUER OF THE TRUSTS, THE OWNERS OF THE TRUSTS, LICENSEE OR ANY OTHER PERSON OR ENTITY. NONE OF THE MSCI PARTIES HAS ANY OBLIGATION TO TAKE THE NEEDS OF THE ISSUERS OR OWNERS OF THE TRUSTS, LICENSEE OR ANY OTHER PERSON OR ENTITY INTO CONSIDERATION IN DETERMINING, COMPOSING OR CALCULATING THE INDEXES. NONE OF THE MSCI PARTIES IS RESPONSIBLE FOR OR HAS PARTICIPATED IN THE DETERMINATION OF THE TIMING OF, PRICES AT, OR QUANTITIES OF THE TRUSTS TO BE ISSUED OR IN THE DETERMINATION OR CALCULATION OF THE EQUATION BY OR THE CONSIDERATION INTO WHICH THE TRUSTS ARE REDEEMABLE. FURTHER, NONE OF THE MSCI PARTIES HAS ANY OBLIGATION OR LIABILITY TO THE ISSUERS OF THE TRUSTS, THE OWNERS OF THE TRUSTS, LICENSEE OR ANY OTHER PERSON OR ENTITY IN CONNECTION WITH THE ADMINISTRATION, MARKETING OR OFFERING OF THE TRUSTS.

(ii) ALTHOUGH MSCI SHALL OBTAIN INFORMATION FOR INCLUSION IN OR FOR USE IN THE CALCULATION OF THE MSCI INDEXES FROM SOURCES THAT MSCI CONSIDERS RELIABLE, NONE OF THE MSCI PARTIES WARRANTS OR GUARANTEES THE ORIGINALITY, ACCURACY AND/OR THE COMPLETENESS OF ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN. NONE OF THE MSCI PARTIES MAKES ANY WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY LICENSEE, LICENSEE'S CUSTOMERS OR COUNTERPARTIES, ISSUERS OF THE TRUSTS, OWNERS OF THE TRUSTS, OR ANY OTHER PERSON OR ENTITY, FROM THE USE OF ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN. NONE OF THE MSCI PARTIES SHALL HAVE ANY LIABILITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS OF OR IN CONNECTION WITH ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN. FURTHER, NONE OF THE MSCI PARTIES MAKES ANY EXPRESS OR IMPLIED WARRANTIES OF ANY KIND, AND THE MSCI PARTIES HEREBY EXPRESSLY DISCLAIM ALL WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO EACH MSCI INDEX AND ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL ANY OF THE MSCI PARTIES HAVE ANY LIABILITY FOR ANY DIRECT, INDIRECT, SPECIAL, PUNITIVE, CONSEQUENTIAL OR ANY OTHER DAMAGES (INCLUDING LOST PROFITS) EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

(d) The provisions of this Section 11 shall survive any termination of this Agreement.

12.      Indemnification

(a) Subject to Section 12(b) below, MSCI, at its expense, will defend and/or handle any third party claim or action threatened or brought against Licensee or its officers, directors, managers or employees (collectively, the "Licensee Indemnified Parties") based on or arising out of any claim that the MSCI Materials or any use thereof constitutes an infringement, violation, contravention or breach of any patent, copyright or trademark or constitutes the misappropriation of a trade secret of any third party. MSCI agrees to indemnify and hold the Licensee Indemnified Parties harmless from and against any and all liabilities, costs, losses, damages and expenses (including without limitation reasonable attorneys' and experts' fees) arising out of such claim or action; provided, however, that: (i) Licensee shall promptly notify MSCI of any such claim or action (although failure to do so will only relieve MSCI of its indemnity obligations hereunder to the extent MSCI was prejudiced thereby); (ii) Licensee shall reasonably cooperate with MSCI, at MSCI's expense, in the defense of such claim or action; and (iii) MSCI shall have full control over the defense and settlement of such claim or action, subject to Section 12(d) below. Licensee shall have the right, at its own expense, to participate in the defense of any such claim or action; Without limiting the foregoing, and notwithstanding anything to the contrary in this Agreement, if any of the MSCI Materials, or the use thereof, become, or in MSCI's reasonable opinion are likely to become, the subject of a claim or action of infringement, contravention or breach of any patent, copyright or trademark or of misappropriation of a trade secret of any third party, then MSCI shall have the right, in its sole discretion, to: (A) procure for Licensee the right to continue using the relevant MSCI Materials as contemplated hereunder; (B) modify the relevant MSCI Materials to render them non-infringing; (C) replace the relevant MSCI Materials with equally suitable functionally equivalent non-infringing MSCI Materials; or (D) terminate, in MSCI's discretion, the relevant Schedule (or, if all of the Indexes listed on such Schedule are not affected, unilaterally amend such Schedule notwithstanding
Section 14(b) below such that the license rights granted with respect to the affected Indexes are terminated) or this Agreement in which event all of the Schedules shall terminate concurrently therewith.

(b) Notwithstanding anything to the contrary in this Agreement, MSCI shall have no liability or obligation to Licensee under Section 12(a) above if such claim or action arises from or in connection with: (i) any negligent act or omission by any Licensee Indemnified Party; (ii) Licensee's use of other than the then-current version of the MSCI Materials; (iii) Licensee's modification of the MSCI Materials; (iv) Licensee's use of the MSCI Materials in combination with any software or other product, service or material not provided by MSCI; (v) any compliance by MSCI with Licensee's designs, specifications or modifications; or
(vi) Licensee's use of the MSCI Materials other than as set forth in this Agreement. In the event any of the foregoing occurs, Licensee shall indemnify MSCI pursuant to Section 12(c) below.

(c) Licensee, at its expense, will defend and/or handle any claim or action threatened or brought against MSCI, its affiliates or any other party involved in, or related to, making or compiling any Index, or its or their respective officers, directors, managers, employees, agents, consultants or other representatives (collectively, the "MSCI Indemnified Parties") if such claim or action is (i) in any manner related to the Trusts or Licensee's use of any of the MSCI Materials hereunder, subject to MSCI's indemnity contained in Section 12(a) above; (ii) based on any act or omission of Licensee that is in any manner related to the Trusts or Licensee's use of any of the MSCI Materials hereunder;
(iii) based on any of the circumstances described in Section 12(b) above; or
(iv) based on any other act or omission of Licensee which constitutes a breach of this Agreement. Licensee agrees to indemnify and hold the MSCI Indemnified Parties harmless from and against any and all liabilities, costs, losses, damages and expenses (including without limitation reasonable attorneys' and experts' fees) arising out of such claim or action or Licensee's or any third party's use of, or inability to use, the Trust; provided, however, that: (x) MSCI shall promptly notify Licensee of any such claim or action (although failure to do so will only relieve Licensee of its indemnity obligations hereunder to the extent Licensee was prejudiced thereby); (y) MSCI shall reasonably cooperate with Licensee, at Licensee's expense, in the defense of such claim or action; and (z) Licensee shall have full control over the defense and settlement of such claim or action, subject to Section 12(d) below. Without waiving the benefits of the immediately preceding sentence, MSCI shall have the right, at its own expense, to participate in the defense of any such claim or action.

(d) The indemnifying party shall have control over all negotiations for the settlement or compromise of a claim or action which such party is required to defend and/or handle under this Section 12; provided that such settlement or compromise is solely monetary in nature. Without limiting the generality of the foregoing, the indemnifying party may not, without the other party's prior written consent, settle, compromise or consent to the entry of any judgment in any such commenced or threatened claim or action, unless such settlement, compromise or consent: (i) includes an unconditional release of the relevant Indemnified Party from all liability arising out of such commenced or threatened claim or action; and (ii) does not include a statement as to, or an admission of fault, culpability or failure to act by or on behalf of, the relevant Indemnified Party or otherwise adversely affect the relevant Indemnified Party.

13.      Force Majeure

Neither party shall be responsible for any delay or failure in performance of its obligations under this Agreement resulting from acts beyond the control of such party, including but not limited to, any act of God, act of governmental or regulatory authority, act of public enemy, computer or system failure, or due to war, act of terrorism, riot, fire, flood, civil commotion, insurrection, labor difficulty (including without limitation, any strike, or other work stoppage or slowdown), or severe or adverse weather conditions.

14.      Other Matters

(a) This Agreement is solely and exclusively between the parties as now constituted and, unless otherwise provided herein, shall not be assigned or transferred by either party, without the prior written consent of the other party, and any attempt to so assign or transfer this Agreement without such written consent shall be null and void. Notwithstanding the foregoing, MSCI may assign this Agreement in whole or in part without Licensee's consent to any affiliate of MSCI or to any entity that acquires those of MSCI's assets to which the subject matter hereof relates or that is otherwise a successor in interest to MSCI. Furthermore, MSCI may perform any of its duties hereunder either directly or by or through its agents. This Agreement shall be valid and binding on the parties hereto and their successors and permitted assigns.

(b) This Agreement supersedes all prior agreements and understandings, and constitutes the complete agreement and understanding, between the parties with respect to the subject matter hereof. No amendment or other modification to this Agreement or to any Exhibit or Schedule attached hereto shall be valid or binding with respect to either party unless acknowledged and agreed to in writing and signed by a duly authorized officer of each party. In the event there is a conflict between the provisions of this Agreement and those of any Schedule, the provisions of such Schedule will control solely with respect to the subject matter of such Schedule. In the event that any provision hereof or of a Schedule is deemed to be ambiguous, the Recitals herein shall be considered in resolving any ambiguity.

(c) No breach, default, or threatened breach of this Agreement by either party shall relieve the other party of its obligations or liabilities under this Agreement with respect to the protection of the property or proprietary nature of any property which is the subject of this Agreement.

(d) All notices and other communications under this Agreement shall be: (i) in writing; (ii) delivered by hand or by registered or certified mail, return receipt requested, to the addresses set forth below or such addresses as either party shall specify by a written notice to the other; and (iii) deemed given upon receipt. Notwithstanding the foregoing, notices under Section 2 above may be sent by facsimile, with a copy promptly sent by mail or by hand, and will be deemed delivered upon confirmation of transmission.

Notice to MSCI:            MSCI Inc.
                           88 Pine Street
                           New York, New York 10005
                           Attn:  MSCI Finance Department
                           Fax:  212-809-1213

         with a copy to (which shall not constitute notice hereunder):

                           MSCI Inc.
                           88 Pine Street
                           New York, New York 10005
                           Attn:  General Counsel
                           Fax:  212-804-2906

Notice to Licensee:        Van Kampen Funds Inc.
                           1 Parkview Plaza
                           P.O. Box 5555
                           Oakbrook Terrace, Illinois 60181
                           Attn:  Steven M. Massoni
                           Fax:  630-586-0568

         with a copy to (which shall not constitute notice hereunder):

                           Van Kampen Funds Inc.
                           522 Fifth Avenue
                           New York, New York 10036
                           Attn:  Office of the General Counsel

(e) This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to its conflict or choice of laws principles. The parties hereby consent to the exclusive jurisdiction of, and venue in, any federal or state court of competent jurisdiction located in the Borough of Manhattan, New York City, for the purposes of adjudicating any matter arising from or in connection with this Agreement. Each party hereby waives any objection to the propriety or convenience of such venue.

(f) THE PARTIES UNCONDITIONALLY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL FOR ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF, DIRECTLY OR INDIRECTLY, THIS AGREEMENT, ANY RELATED DOCUMENTS, AND/OR ANY DEALINGS BETWEEN THE PARTIES RELATING TO THE SUBJECT MATTER OF THIS TRANSACTION OR ANY RELATED TRANSACTIONS CONTEMPLATED HEREBY OR ARISING OUT OF THIS AGREEMENT.

(g) Licensee acknowledges that a breach of its obligations to MSCI under this Agreement, other than any payment obligations hereunder, will result in irreparable and continuing damage for which monetary damages may not be sufficient, and agrees that MSCI will be entitled to seek, in addition to its other rights and remedies hereunder or at law, injunctive and/or other equitable relief; and such further relief as may be proper from a court of competent jurisdiction.

(h) The headings of the Sections of this Agreement are for general information and reference only and they in no way define, limit or describe the scope of the provisions of such Sections and shall not be considered in the interpretation or enforcement of this Agreement.

(i) The parties are independent contractors. Nothing in this Agreement will be construed to constitute or appoint either party as the agent, partner, joint venturer, or representative of the other party for any purpose whatsoever, or to grant to either party any right or authority to assume or create any obligation or responsibility, express or implied, for or on behalf of or in the name of the other, or to bind the other in any way or manner whatsoever.

(j) Any forbearance or delay on the part of either party in enforcing any provision of this Agreement or any of its rights hereunder shall not be construed as a waiver of such provision, or any breach thereof, or of a right to enforce same for such occurrence or any future occurrence.

(k) In the event any one or more of the provisions of this Agreement shall for any reason be held to be invalid, illegal or unenforceable by a court of competent jurisdiction, the remaining provisions of this Agreement shall be unimpaired and shall remain in full force and effect.

(l) Except as expressly set forth herein, no other party is intended, or shall be deemed, to be a beneficiary of any provision of this Agreement.

(m) Any provision of this Agreement which, by its nature, would survive the termination of this Agreement shall survive any such termination of this Agreement, including without limitation Sections 5(b) (for the period specified therein), 5(a), 8, 9, 10, 11, 12 and 14. Further, Sections 6 and 7 shall survive the termination of this Agreement to the extent Section 5(b) survives.

(n) This Agreement may be executed in counterparts, which taken together, shall constitute one Agreement and each party hereto may execute this Agreement by signing such counterpart; provided that no party shall be bound hereby until it has been executed and delivered by all parties hereto. A facsimile signature of either party to this Agreement, or any amendment of this Agreement, shall be deemed an original signature of such party and shall manifest such party's intention to be bound by this Agreement or such amendment.

(o) Each party disclaims the existence of, and represents that there were no representations or warranties, or reliance upon same, other than as set forth expressly herein.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first set forth above.

MSCI INC.                                         VAN KAMPEN FUNDS INC.
By:                                               By:
         -----------------------------            -----------------------------
         Name:                                    Name:
         Title:                                   Title:





                                    EXHIBIT A

              FORM OF SCHEDULE FOR TRUSTS NOT TRADED ON AN EXCHANGE
                              SCHEDULE NO. 1 TO THE
            MASTER INDEX LICENSE AGREEMENT FOR UNIT INVESTMENT TRUSTS
                                     BETWEEN
                               MSCI INC. ("MSCI")
                                       AND
                          VAN KAMPEN FUNDS ("LICENSEE")

                   DATED AS OF JUNE 30, 2009 (THE "AGREEMENT")

Effective Date of this Schedule No. 1 is June 30, 2009. This Schedule shall not be effective until signed by both parties.

I.       NAME OF THE INDEX(ES):

         MSCI EAFE INDEX

         MSCI EAFE GROWTH INDEX

II.      DESCRIPTION OF THE TRUST(S)

Licensee may use the Index and Marks solely with respect to the Trust(s) listed in this Schedule No. 1.

A copy of the relevant prospectus or offering document of each Trust is attached hereto as Exhibit 1. The Trust(s) may not contain any share class other than those specified in the relevant prospectus or offering document attached hereto.

Name and Detailed Description of the Trust(s):

         THE CORE EQUITY ALLOCATION STRATEGY (25%)

The portfolio seeks capital appreciation. The portfolio seeks to achieve its objective by investing in a portfolio of stocks. The portfolio invests in stocks of foreign and domestic companies selected by applying separate uniquely specialized strategies. The portfolio combines four investment strategies: the Large Cap Growth Strategy, the Large Cap Value Strategy, the "SMID" Strategy and the EAFE Select 20 Strategy. Each strategy makes up approximately one-fourth of the initial portfolio.

         BALANCED MARKET ALLOCATION STRATEGY (12.5%)

The portfolio provides broad market exposure to focused equity and fixed income styles through ETFs as well individual foreign and domestic equity exposure through four separate stock selection investment strategies. The four investment strategies are: the Large Cap Growth Strategy, the Large Cap Value Strategy, the "SMID" Strategy and the EAFE Select 20 Strategy. The EAFE Select 20 Strategy selection model was developed by the Van Kampen. The Large Cap Growth Strategy, Large Cap Value Strategy and "SMID" Strategy use proprietary, quantitative stock selection models developed by Lightstone Capital Management LLC, Portfolio Consultant to the Portfolio for these strategies.

         EAFE GROWTH SELECT 20 PORTFOLIO - 10/01/08

Principal Investment Strategy. The Portfolio seeks to achieve its objective by investing in a portfolio of stocks. The Portfolio follows a simple investment strategy: Begin with the stocks in the Morgan Stanley Capital International ("MSCI") Europe, Australasia and Far East Growth Index as detailed below, one of the most widely used benchmarks for international growth investing.

Screen these stocks to include only those companies trading above $2 with positive one- and three-year sales and earnings growth and positive one-and three-year earnings growth estimates. Rank the remaining stocks by market capitalization and select the top 50%. The remaining stocks are ranked from lowest to highest based on the following four factors: 1-Year Forward Earnings Growth, Long-Term Growth Rate Estimate, 3-Month Price Momentum and Price to Book ratio. The Portfolio is selected by purchasing an approximate equal amount of the 20 stocks with the highest rank based on the four factors provided no more than six stocks are selected from any one single sector or country, and provided that the stock of Van Kampen Investment Inc., or any of its affiliates, will be excluded. In addition, a stock will be excluded and such stock will be replaced with the stock with the next highest total score if, based on publicly available information as of the selection date, the company is the target of an announced business acquisition which the Sponsor expects will close within six months of the date of this prospectus. If in certain instances a company has listed two security issues within the index, the Sponsor will select the security with the higher market cap and replace the other issue or issues with the stock with the next highest total score

         EAFE SELECT 20 (AKA EAFE STRATEGIC 20) GLOBAL 45 DIVIDEND STRATEGY

         ENHANCED INDEX STRATEGIES PORTFOLIO

         MULTI-STRATEGY SERIES PORTFOLIO: EAFE, EDVY

Licensee may not materially change the description of any of the Trusts without the prior written consent of MSCI.

Licensee will use MSCI approved Marks in the Composite Mark.

MSCI acknowledges and agrees that the Licensee marks are and will remain the exclusive property of Licensee, and that all goodwill that attaches to the Licensee marks as a result their use in the Composite Marks will redound to the exclusive benefit of Licensee. Licensee acknowledges and agrees that the MSCI Marks are and will remain the exclusive property of MSCI, and that all goodwill that attaches to the MSCI Marks as a result of their use by Licensee including, without limitation, in the Composite Marks, will redound to the exclusive benefit of MSCI.

The Composite Marks will be owned neither by Licensee nor MSCI. Neither party will register or apply for registration of the Composite Marks.

Upon termination of this Schedule, neither party will have ownership of or the right to use the Composite Marks. However, the parties' respective ownership rights will persist in the constituent MSCI Marks and Licensee Marks that together comprise the Composite Marks.

III.     LICENSE FEES:

         Licensee shall pay MSCI the following license fees for each of the Trusts identified above:

A) With the respect to each of the Core Equity Allocation Strategy (25%), Balanced Market Allocation Strategy (12.5%) Trusts, EAFE Growth Select 20 Portfolio, and Enhanced Index Strategies Portfolio (16.67%), effective as of April 11, 2007, June 24, 2008, October 1, 2008, and May 1, 2005, the
     annual license fee per Trust is equal to the greater of (a) $7,500 (the "Minimum Fee") or (b) an amount determined by the following formula, except the formula should only apply to the mentioned percentage of the above stated trusts (the "Formula"): 0.05% of the first $100 million of sales of the Trust during any year PLUS 0.04% of the next $100 million of sales of the Trust during any year PLUS 0.03% of all sales of the Trust during any year in excess of $200 million. The annual period for purposes of Minimum fee shall be measured beginning each August 1. Payment of such fee shall be made as follows: (i) $7,500 shall be paid upon April 11 and (ii) within 10 days of the close of each three-month period (ending in July, October, January and April) of any year during the term of the Agreement, Licensee shall provide MSCI with a statement of the total sales of each Trust from the beginning of any such year through the end of such period. Licensee shall remit therewith a sum determined by the application of the Formula for each trust for any amounts owed to MSCI in excess of the paid Minimum Fee.

B) With the respect to the EAFE Select 20 (100%) (aka EAFE Strategic 20), effective as of December 31, 2004, the annual license fee per Trust is equal to the greater of (a) $30,000 (the "Minimum Fee") or (b) an amount determined by the following formula, except the formula should only apply to the mentioned percentage of the above stated trusts (the "Formula"):
     0.05% of the first $100 million of sales of the Trust during any year PLUS 0.04% of the next $100 million of sales of the Trust during any year PLUS 0.03% of all sales of the Trust during any year in excess of $200 million. The annual period for purposes of Minimum fee shall be measured beginning each August 1. Payment of such fee shall be made as follows: (i) $30,000 shall be paid upon April 11 and (ii) within 10 days of the close of each three-month period (ending in July, October, January and April) of any year during the term of the Agreement, Licensee shall provide MSCI with a statement of the total sales of each Trust from the beginning of any such year through the end of such period. Licensee shall remit therewith a sum determined by the application of the Formula for each trust for any amounts owed to MSCI in excess of the paid Minimum Fee.

C) With the respect to the Global 45 Dividend Strategy (33%), effective as of December 31, 2004, the annual license fee per Trust is equal to the greater of (a) $10,000 (the "Minimum Fee") or (b) an amount determined by the following formula, except the formula should only apply to the mentioned percentage of the above stated trusts (the "Formula"): 0.05% of the first $100 million of sales of the Trust during any year PLUS 0.04% of the next $100 million of sales of the Trust during any year PLUS 0.03% of all sales of the Trust during any year in excess of $200 million. The annual period for purposes of Minimum fee shall be measured beginning each August 1. Payment of such fee shall be made as follows: (i) $10,000 shall be paid upon April 11 and (ii) within 10 days of the close of each three-month period (ending in July, October, January and April) of any year during the term of the Agreement, Licensee shall provide MSCI with a statement of the total sales of each Trust from the beginning of any such year through the end of such period. Licensee shall remit therewith a sum determined by the application of the Formula for each trust for any amounts owed to MSCI in excess of the paid Minimum Fee.

D) With the respect to the Multi-Strategy Series Portfolio: EAFE, EDVY (50%), effective as of May 1, 2006, the annual license fee per Trust is equal to the greater of (a) $15,000 (the "Minimum Fee") or (b) an amount determined by the following formula, except the formula should only apply to the mentioned percentage of the above stated trusts (the "Formula"): 0.05% of the first $100 million of sales of the Trust during any year PLUS 0.04% of the next $100 million of sales of the Trust during any year PLUS 0.03% of all sales of the Trust during any year in excess of $200 million. The annual period for purposes of Minimum fee shall be measured beginning each August 1. Payment of such fee shall be made as follows: (i) $15,000 shall be paid upon April 11 and (ii) within 10 days of the close of each three-month period (ending in July, October, January and April) of any year during the term of the Agreement, Licensee shall provide MSCI with a statement of the total sales of each Trust from the beginning of any such year through the end of such period. Licensee shall remit therewith a sum determined by the application of the Formula for each trust for any amounts owed to MSCI in excess of the paid Minimum Fee.

IV.      SPECIAL CONDITIONS (IF ANY):

IN WITNESS WHEREOF, the parties hereto have executed this Schedule No.1 as of the effective date set forth above.

MSCI INC.                                         VAN KAMPEN FUNDS INC.
By:                                               By:
         -----------------------------            -----------------------------
         Name:                                    Name:
         Title:                                   Title: